The information in this Prospectus Supplement is not complete and may be changed. The Fund may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus Supplement is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH

FUTURE DEBT SECURITIES OFFERINGS(1)

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated                 , 2013)

Subject to completion, dated                 , 201

The Cushing® Royalty & Income Fund

% [Insert ranking/conversion information] Notes due

The Cushing® Royalty & Income Fund (the “Fund”) is offering for sale $         in aggregate principal amount of     % [Insert ranking/conversion information] notes due                      , which we refer to as the notes. [Insert relevant information regarding interest payments, redemption, etc.] [The underwriters may also purchase up to an additional $         total aggregate principal amount of Notes offered hereby, to cover overallotments, if any, within days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price will be $        , the total underwriting discount (sales load) paid by us will be $        , and total proceeds, before expenses, will be $        .]

You should review the information set forth under “Principal Risks of Investing in the Notes” beginning on page S-     of this Prospectus Supplement and under “Principal Risks of the Fund” beginning on page      of the accompanying Prospectus before investing in the notes.

	Per Note	Total(1)
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the Fund	$	$

(1)	The aggregate expenses of the offering are estimated to be $ , which represents approximately $ per share.

The underwriters may also purchase up to an additional $         of notes at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any, within      days after the date of this Prospectus Supplement. If the over-allotment option is exercised in full, the total proceeds, before expenses, to the Fund would be $         and the total underwriting discounts and commissions would be $        .

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about                 , 201    .

You should read this Prospectus Supplement and the accompanying Prospectus before deciding whether to invest in the notes and retain it for future reference. The Prospectus Supplement and the accompanying Prospectus contain important information about the Fund. Material that has been incorporated by reference and other information about the Fund can be obtained from the Fund by calling or from the Securities and Exchange Commission’s (“SEC”) website (http://www.sec.gov).

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus, is accurate only as of the date of this Prospectus Supplement or Prospectus, respectively, regardless of the time of delivery of this Prospectus Supplement and accompanying Prospectus. The Fund’s business, financial condition and prospects may have changed since such dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in the accompanying prospectus.

In this Prospectus Supplement and in the accompanying Prospectus, unless otherwise indicated, “Fund,” “us,” “our” and “we” refer to The Cushing® Royalty and Income Fund. This Prospectus Supplement also includes trademarks owned by other persons.

(1) In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

2

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this prospectus supplement (the “Prospectus Supplement”) and the accompanying base prospectus (the “Prospectus”). This summary does not contain all of the information that you should consider before investing in the Fund’s notes. In particular, you should carefully read the more detailed information contained in this Prospectus Supplement, the accompanying Prospectus, dated                 , 2013 and the Statement of Additional Information, dated                 , 2013 (the “SAI”), especially the information set forth under the heading “Principal Risks of the Fund.”

The Fund	The Cushing® Royalty & Income Fund (the “Fund”) is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”) that commenced investment operations on February 28, 2012. The Fund’s investments are managed by its investment adviser, Cushing® MLP Asset Management, LP (the “Investment Adviser”).

Investment Objective	The Fund’s investment objective is to seek a high total return with an emphasis on current income. There can be no assurance that the Fund’s investment objective will be achieved.

The Offering

The Fund is offering for sale $         in aggregate principal amount of     % [Insert ranking/conversion information] notes due                  (the “notes”). [The Fund has granted the underwriters a     -day option to purchase up to an additional $         of notes at the public offering price, less underwriting discounts and commissions, to cover over-allotments. See “Underwriting” beginning on page S-     of this Prospectus Supplement for more information regarding this offering.]

You should read this Prospectus Supplement and the accompanying Prospectus carefully before you invest in the Fund’s notes.

[Principal terms of notes]	[Add description of the principal terms of the notes].

Investment Adviser	The Fund’s investments are managed by its Investment Adviser, Cushing® MLP Asset Management, LP, whose principal business address is 8117 Preston Road, Suite 440, Dallas, Texas 75225. The Investment Adviser serves as investment adviser to registered and unregistered funds, which invest primarily in securities of MLPs and Other Energy Companies. The Investment Adviser is also the sponsor of The Cushing® Upstream Energy Income Index which is a market capitalization based index, comprised of 25 U.S. royalty trusts and E&P MLPs and other MLP and MLP-related benchmarks. The Investment Adviser continues to seek to expand its platform of energy-related investment products, leveraging extensive industry contacts and significant research depth to drive both passive and actively managed investment opportunities for individual and institutional investors. The Investment Adviser seeks to identify and exploit investment niches that it believes are generally less understood and less followed by the broader investor community.

The Investment Adviser considers itself one of the principal professional institutional investors in the Energy Company and MLP space based on the following:

•     An investment team with extensive experience in analysis, portfolio management, risk management, and private securities transactions.

•     A focus on bottom-up, fundamental analysis performed by its experienced investment team is core to the Investment Adviser’s investment process.

•     The investment team’s wide range of professional backgrounds, market knowledge, industry relationships, and experience in the analysis, financing, and structuring of energy income investments give the Investment Adviser insight into, and the ability to identify and capitalize on, investment opportunities in Energy Companies.

•     Its central location in Dallas, Texas and proximity to major players and assets in the midstream and upstream sectors.

NYSE Listing	[Add relevant disclosure depending on whether notes are listed or not.]

Principal Risks of the Fund	See “Principal Risks of Investing in the Notes” beginning on page S- of this Prospectus Supplement and “Principal Risks of the Fund” beginning on page of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s notes.

PRINCIPAL RISKS OF INVESTING IN THE NOTES

[Insert risk factors applicable to the notes and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

USE OF PROCEEDS

Net proceeds to the Fund of the offering are estimated to be $         ($         if the over-allotment option is exercised in full), based on the public offering price of     % of par and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Fund.

The Fund anticipates that it will be able to invest substantially all of the net proceeds of this offering in accordance with its investment objective and policies within approximately                  after completion of an offering. Prior to the time the Fund is fully invested, the proceeds of the offering may temporarily be invested in cash, cash equivalents, or in debt securities that are rated AA or higher. Income received by the Fund from these temporary investments would likely be less than returns sought pursuant to the Fund’s investment objective and policies.

RECENT DEVELOPMENTS

[To be provided.]

FINANCIAL HIGHLIGHTS

[To be provided.]

DESCRIPTION OF NOTES

This prospectus supplement sets forth certain terms of the Fund’s notes that the Fund is offering pursuant to this prospectus supplement and the accompanying prospectus. This section outlines the specific legal and financial terms of the Fund’s notes. You should read this section together with the more general descriptions of our notes in the accompanying prospectus under the heading “Description of Shares — Debt Securities” in the accompanying prospectus before investing in the Fund’s notes. This summary is not necessarily complete and is subject to and entirely qualified by reference to the Fund’s declaration of trust and bylaws and the Indenture.

[Insert material terms of the notes to the extent required to be disclosed by applicable law or regulation.]

SUPPLEMENT TO MATERIAL U.S. FEDERAL TAX MATTERS

[Insert disclosure regarding federal income tax consequences of an investment in the notes to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

[To be provided at time of offering.]

LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, counsel to the Fund, in connection with the offering of the notes. Certain legal matters in connection with this offering will be passed upon for the underwriters by                     .

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                ,                 ,                 , is the independent registered public accounting firm of the Fund and is expected to render an opinion annually on the financial statements of the Fund.

ADDITIONAL INFORMATION

This Prospectus Supplement and the accompanying Prospectus do not contain all of the information set out in the registration statement, including the SAI and any amendments, exhibits and schedules to the registration statement. For further information with respect to the Fund and the notes offered hereby, reference is made to the registration statement and the SAI. Statements contained in this Prospectus Supplement and accompanying Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement and the SAI may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon the payment of certain fees prescribed by the Securities and Exchange Commission.

The Cushing® Royalty & Income Fund

% [Insert ranking/conversion information] Notes due

PRELIMINARY PROSPECTUS SUPPLEMENT